EXHIBIT 23.1

We hereby consent to the incorporation by reference in the Form 10-K of Ainos, Inc. (the “Company”) of our audit opinion report dated March 31, 2023, with respect to the financial statements of the Company included in this Annual Report on Form 10-K for the two-year period ended on December 31, 2022 and December 31, 2021.  We also consent to the references to us under the headings “Expert” in such Annual Report.

/s/ PWR CPA, LLP

PCAOB #6686

Houston, Texas

March 31, 2023